Exhibit (a)(1)(G)

FORM OF RIGHT TO RSU GRANT AND/OR

PAYMENT AND OPTION AMENDMENT

To:

From:	Marvell Technology Group Ltd.

Date:

Subject:	Amendment of Your Stock Options

You have elected to participate in the Offer to Amend the Exercise Price of Certain Options to have certain of your options repriced. We have accepted your election with respect to the options listed on the attached Schedule of Amended Options and RSU Grant and/or Payment (the “Options”). These Options are now exercisable at the amended exercise price as listed on the attached Schedule of Amended Options and RSU Grant and/or Payment.

In exchange for your agreement to amend your options to purchase shares of Marvell Technology Ltd. (“Marvell”) common stock, as indicated by your Election Form, Marvell hereby promises to pay you an RSU grant and/or cash payment for them as described on the Schedule of Amended Options and RSU Grant and/or Payment attached hereto.

RSU grants will be made on the first payroll date in calendar year 2008, subject to your continued employment with Marvell through such date. Applicable tax withholdings will be made upon each relevant vesting date of such RSU. However, in the event your employment with Marvell terminates prior to the initial grant date, you will receive, in lieu of such RSU grant, a cash payment for an amount equivalent to the exercise price increase per share of your Option multiplied by the number of shares subject to such Option that were vested as of the date of your employment termination, less applicable tax withholdings.

In addition, if the number of RSUs to be granted to you pursuant to an option amendment is less than 20, you will instead receive a cash payment. Any cash payment that is owed to you as a result of the RSU number for such Option not meeting the required minimum RSU number will be made, less applicable tax withholdings, on the first payroll date in calendar year 2008. Such cash payments are not subject to vesting.

The RSU grant and/or payment due to you are shown on the attached Schedule of Amended Options and RSU Grant and/or Payment.

This memo acts as an amendment to each of your Options. To the extent not amended by this memo, your Options will continue to be subject to the terms and conditions of the Marvell stock plan under which the original options were granted.

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This memo is subject to the terms and conditions of the offer as set forth in: (1) The Offer to Amend the Exercise Price of Certain Options; (2) the e-mail from Michael Rashkin dated November 13, 2007; and (3) the Election Form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This memo and the Offer Documents reflect the entire agreement between you and Marvell with respect to this transaction. This memo may be amended only by means of a writing signed by you and an authorized officer of Marvell.

MARVELL TECHNOLOGY LTD.

By:

Date:

Title:

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SCHEDULE OF AMENDED OPTIONS AND RSU GRANT AND/OR PAYMENT

Grant Number	Grant Date	Shares Eligible for Amendment	Shares Subject to Amended Option	Original Exercise Price per Share	New Exercise Price per Share	Exercise Price Increase per Share	Aggregate Exercise Price Increase	Cash Payment or RSUs

[NUMBER]	[DATE]	[NUMBER]	[NUMBER]	[$]	[$]	[$]	[$]	[$]
[NUMBER]	[DATE]	[NUMBER]	[NUMBER]	[$]	[$]	[$]	[$]	[NUMBER] RSUs

*    You will receive either a cash payment or an RSU grant (but not both) with respect to each Option, as applicable. Your cash payment (as indicated above) is not subject to further vesting and you will receive such amount regardless of whether you remain a Marvell employee through the date of payment. However, RSU grants are subject to your continued employment with Marvell through Marvell’s first payroll date in calendar year 2008. In the event your employment with Marvell terminates prior to Marvell’s first payroll date in calendar year 2008, with respect to Options for which you otherwise would have received an RSU grant, you will receive instead a cash payment equivalent to the exercise price increase of the Option multiplied by the shares subject to such Option that were vested as of the date of your employment termination. Any such cash payment also will be made to you on Marvell’s first payroll date in calendar year 2008. Cash payments are subject to applicable tax withholdings at the time of payment and RSU grants are subject to applicable tax withholdings as they vest.

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